Exhibit 99-1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	Elizabeth Dolezal
Financial Relations Board
312-640-6771
edolezal@mww.com

COBRA ELECTRONICS REPORTS THIRD QUARTER RESULTS

Downturn Moderates from First Half of 2009

CHICAGO, IL – OCTOBER 28, 2009 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported a net loss of $509,000, or $0.08 per share, for the third quarter of 2009, as compared to net income of $142,000, or $0.02 per share, in the third quarter of 2008, as sales declined to $27.4 million from $33.2 million in the prior year.  The Performance Products Limited segment (“PPL”) realized an increase in sales from the third quarter of 2008 of 15.6 percent due to the demand for its truck and RV navigation products but this increase was insufficient to offset a decline of 20.2 percent for the Cobra segment as Citizens Band radio and radar detection sales continued to suffer from the decline in consumer spending.  On a year-to-date basis, which includes a $9.6 million tax valuation allowance taken in the second quarter, Cobra reported a net loss of $12.0 million, or $1.86 per share, as compared to net income of $1.9 million, or $0.30 per fully diluted share, in the prior year.

“Cobra’s third quarter results reflect the effects of the continuing global recession, as distributors and retailers are closely managing working capital and consumers have curtailed spending in response to high unemployment and the decline in overall household wealth,” said Jim Bazet, Cobra’s Chairman and Chief Executive Officer.  “In part, our third quarter results reflect the direction of our customers to defer shipments to the latest possible time that permits them to still have products in stock.  As a result, we have seen a significant shift of business from the third quarter to the fourth quarter.  Additionally, as we observe the buying patterns of our consumers, it is evident that purchasing habits have shifted and that even when consumers elect to make a purchase, they are selecting lower price point products which, in turn, provide lower revenue and gross margin to Cobra.  The professional driver, a core constituency for Cobra, has been particularly hurt by the economic downturn as freight traffic has declined markedly resulting in a reduction in their disposable income, directly impacting sales of Citizens Band radios.  Nevertheless, we are beginning to see some signs of the economy bottoming out.  The sales decline for the Cobra segment in the third quarter was materially less than the 24.1 percent decline experienced in the first two quarters of this year.  Moreover, PPL generated an increase in sales due to the strength of their new product introductions – mobile navigation products tailored to the needs of the professional driver and the recreational vehicle owner.  Cobra has recently launched in the U.S. a mobile navigation product for the professional driver that utilizes this successful PPL platform.  We are aggressively pursuing new opportunities and expect a substantial improvement in fourth quarter results.  We are also pleased to announce that we have executed an agreement with a major manufacturer of mobile phones and mobile navigation products to include the AURATM database in their North American and European navigation products that will be released early next year.  This is a significant step in our plan to make AURA the preeminent provider of photo-enforcement alerts globally and is expected to contribute to revenues and earnings in the second half of 2010.”

The year-over-year decline in third quarter net sales of $5.8 million was attributable to a decline of $6.2 million for the Cobra segment offset, in part, by a $385,000 increase in net sales for the PPL segment.  Sales declines were particularly severe for the Citizens Band radio and radar detection product lines in the Cobra segment, as sales declined by 31.0 percent and 28.6 percent, respectively.  The decline in radar detection sales is attributable, in part, to a change in merchandising strategy at one of Cobra’s accounts that led to a reduction in store count, as well as the bankruptcy of Circuit City, which accounted for more than 3.0 percent of radar detection sales in the third quarter of last year.  It is evident, as well, that consumer purchases of radar detectors are skewing toward lower price point models, resulting in a decline in sales and margins in this category.  Citizens Band radio sales also have been adversely impacted by consumers foregoing higher priced products, such as Cobra’s exclusive Bluetooth®-equipped 29 LTD BT.  International sales, including sales to Canada and throughout Europe, also declined markedly from the prior year with similar patterns as were evident in the U.S.  Offsetting these declines, in part, were initial shipments of Cobra’s new mobile navigation device for the professional driver as well as a 20.6 percent increase in two-way radio sales as Cobra established its position as the exclusive supplier of two-way radios to a major retailer.

PPL segment sales increased by $385,000, or 15.6 percent, as compared to the third quarter of last year; unfavorable exchange rate movements partly mitigated the stronger increase of 33.6 percent when expressed in pounds sterling.  The most significant factor contributing to this increase were sales in both the U.K. and throughout Europe of satellite navigation products designed for professional drivers and recreational vehicle owners.  These products, with large visible screens and routing and points of interest software tailored to the needs of these users, have been received well by the market and sales have actually been constrained by the lack of available units as demand has exceeded supply.

Cobra reported a decline in gross margins as compared to the third quarter of 2008, primarily due to product mix for both the Cobra and PPL segments.  On a consolidated basis, Cobra’s gross margin decreased to 24.2 percent from 29.2 percent in the prior year.  This reflected a decline in gross margins for the Cobra reporting segment to 23.9 percent from 27.3 percent, primarily due to the decline in Citizens Band radio sales as a proportion of overall sales, as well as the mix of sales within the Citizens Band radio and radar detection product lines, as consumers purchased lower price point products.  The PPL segment gross margin declined to 26.5 percent from 52.8 percent in the prior year.  In part, this reflects the benefit that PPL received in 2008 from the strength of the pound sterling relative to the dollar as all purchases are made in dollars.  Additionally, there was an increase in deferred revenue due to increased sales of navigation products bundled with the AURA database and a vendor settlement that resulted in a writedown of inventory.

Selling, general and administrative expenses declined to $7.4 million in the third quarter from $8.9 million in the prior year.  This decline reflects lower sales and associated variable selling expenses, as well as a concerted effort by management to curtail expenses, including headcount reductions and lower professional fees.

Due primarily to a gain in the cash surrender value of life insurance that the Company owns for the purpose of funding deferred compensation programs for several current and former officers of the company, Cobra recorded other income of $422,000 in the third quarter of 2009 as compared to other expense of $135,000 in the prior year’s period.  The gain on the cash surrender value in the most recent period was $475,000 as compared to a loss of $318,000 in the prior year.

On a year-to-date basis, consolidated net sales for the nine-month period have declined to $72.5 million from $96.4 million, or 24.8 percent, reflecting the overall weakness in the global economy.  The decline for the Cobra segment was $19.1 million, or 22.7 percent, while the decline for the PPL segment was $4.8 million, or 39.9 percent.  The decline in Cobra segment sales was attributable primarily to declines in radar detection and Citizens Band radios domestically, as well as significant weakness in foreign sales.  The bankruptcy and subsequent liquidation of Circuit City had a significant effect on sales of radar detection, resulting in a loss of more than $1.3 million of sales in comparison to the prior year.  Net sales for the PPL segment on a year-to-date basis primarily reflect a decline in satellite navigation sales due to the effect of the recession on consumer spending and the sale last year by PPL of the speed camera database for smartphone use.

Cobra’s consolidated gross margin, on a year-to-date basis, declined to 24.7 percent from 31.2 percent in the prior year.  The decline is attributable primarily to product mix within each segment, as well as exchange rate volatility at PPL.  The Cobra segment experienced lower sales of higher margin products as the consumer curtailed purchases of higher margin products.  The gross margin for the PPL segment in 2008 was higher due to the high-margin sale of the database for smartphone use – that sale has not been repeated to this point in 2009 – and the benefit to cost of sales of the pound sterling’s strength relative to the dollar.  Additionally, within each segment, fixed components of the cost of sales, including the amortization of certain costs associated with the acquisition of PPL, were expensed across a lower level of sales.

Substantial efforts have been made to contain selling, general and administrative expenses in 2009, which is evident from the year-to-date results.  SG&A expenses have declined to $22.2 million through three quarters of 2009 from $26.0 for the same period in 2008.  Variable selling expense reductions accounted for approximately 50 percent of this decline; the balance was the result of decreases in fixed operating expenses, including personnel reductions and lower professional fees.

As a result of the decline in sales and margins, offset in part by lower operating expenses, Cobra has incurred a net loss for the first nine months of 2009 of $12.0 million, or $1.86 per share, as compared to net income of $1.9 million, or $0.30 per fully diluted share, in the prior year.  As noted previously, the loss for the current year includes a tax valuation allowance of $9.6 million.

The impact of the global economic downturn, as well as the delay by certain customers in receipt dates for products from the third to the fourth quarter, has resulted in the Company’s failure to satisfy the financial covenants relating to third quarter set forth in its amended loan agreement. The Company has been in discussions with its lenders who have agreed to waive the violations; such waiver is expected to be executed in the next several days.  Based on the Company’s strong outlook for the fourth quarter, management believes that it will be in compliance with the covenants for this forthcoming period and Cobra continues to have sufficient availability under its credit line to operate its business.  Cobra had interest-bearing debt of $21.9 million as of September 30, 2009 and cash of $1.2 million, for “net debt” of $20.6 million, as compared to “net debt” of $10.7 million the prior year.  Inventory at the end of the third quarter increased to $30.3 million from $29.6 million the prior year and accounts receivable at the end of the quarter were $20.0 million, a decline from $22.8 million one year earlier.

In discussing the outlook for the balance of 2009, Mr. Bazet said, “Cobra anticipates a strong fourth quarter for both the Cobra and PPL segments.  Revenues are expected to increase from the prior year and the company is expected to be profitable.  We are continuing to address all opportunities to contain expenses in light of reduced consumer spending.”

Cobra will be conducting a conference call on October 28, 2009 at 11:00 a.m. EDT to discuss third quarter results as well as its current strategies and outlook.  The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products.  Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recognized Cobra for the company’s innovation and industry leadership.  To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to risks and uncertainties.  Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships.  Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008

Net sales	$27,405	$33,242	$72,461	$96,418
Cost of sales	20,777	23,538	54,539	66,358
Gross profit	6,628	9,704	17,922	30,060
Selling, general and administrative expense	7,393	8,911	22,232	26,002
(Loss) earnings from operations	(765)	793	(4,310)	4,058
Other income (expense):
Interest expense	(275)	(231)	(615)	(775)
Other, net	422	(135)	845	(441)
(Loss) earnings before taxes	(618)	427	(4,080)	2,842
Tax provision (benefit)	(109)	285	7,945	895
Net (loss) earnings	(509)	142	(12,025)	1,947
Less: net earnings attributable to non-controlling interest	0	0	2	14
Net (loss) earnings attributable to Cobra	$(509)	$142	$(12,027)	$1,933

Net (loss) earnings per common share attributable to Cobra shareholders:
Basic	$(0.08)	$0.02	$(1.86)	$0.30
Diluted	$(0.08)	$0.02	$(1.86)	$0.30

Weighted average shares outstanding:
Basic	6,471	6,471	6,471	6,471
Diluted	6,471	6,471	6,471	6,471

Dividends declared per common share	$—	$—	$—	$0.16

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	September 30,	December 31,	September 30,
	2009	2008	2008
ASSETS:

Current assets:
Cash	$1,230	$1,985	$3,552
Accounts receivable, net	19,973	18,017	22,775
Inventories, net	30,281	27,464	29,568
Other current assets	3,026	9,332	11,367
Total current assets	54,510	56,798	67,262

Property, plant and equipment, net	5,433	5,776	5,803

Total other assets	15,152	16,424	37,857
Total assets	$75,095	$78,998	$110,922

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$6,129	$2,923	$13,163
Accrued liabilities	5,588	6,274	7,892
Short-term debt	20,105	1,370	1,240
Total current liabilities	31,822	10,567	22,295

Non-current liabilities:
Long-term debt	1,760	16,301	13,000
Deferred taxes	2,002	1,983	2,630
Deferred compensation	6,878	6,516	6,809
Other long-term liabilities	1,133	1,077	1,039
Total non-current liabilities	11,773	25,877	23,478

Equity:
Shareholders’ equity - Cobra	31,472	42,530	65,115
Non-controlling interest	28	24	34
Total equity	31,500	42,554	65,149

Total liabilities and shareholders’ equity	$75,095	$78,998	$110,922